Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (“Agreement”), dated May 17, 2017 (the “Effective Date”), is between PAR Technology Corporation (the “Company”) and Donald H. Foley (“Participant”).  Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan (as herein defined).
RECITALS:

Whereas, pursuant to the employment offer letter dated April 12, 2017 (“Letter Agreement”) between the Company and Participant, 25% of Participant’s annual base salary, or $115,000, shall be paid in time vesting Restricted Stock of the Company; and

Whereas, the Company maintains the PAR Technology Corporation 2015 Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Plan provides for the grant of Restricted Stock Awards to certain service providers, including employees of the Company.

NOW, THEREFORE, as provided in the Letter Agreement, and for other good and valuable consideration, Participant and the Company agree as follows:

1.             Award of Restricted Stock.

(a)          Award.  Upon the terms and conditions set forth in this Agreement, effective as of the Grant Date, the Company hereby grants to Participant: a total of 14,162 shares of Restricted Stock (the “Shares”) under the Plan (the “Award”), which Shares shall be subject to the Restrictions set forth and defined in Section 2(a) and Section 2(c) and time vesting in accordance with Section 1(b). The “Grant Date” shall be the Effective Date.

(b)          Vesting Schedule. The Shares shall vest in increments, in accordance with the following schedule: (i) 2,682 Shares shall vest on May 31, 2017; and (ii) 1,640 Shares shall vest in seven (7) equal monthly installments starting with June 30, 2017 and at the end of each month thereafter. May 31, 2017 and each month end thereafter, being referred to herein as, a “Vesting Date”. There shall be no proportionate or partial vesting in the periods prior to the applicable Vesting Date and all vesting shall occur only on the appropriate Vesting Date provided Participant is then providing services to the Company or, if Participant is no longer providing services to the Company, Participant’s employment was terminated without cause by the Company.

(c)          Book Entry Form; Certificates. At the sole discretion of the Administrator, the Shares will be issued in either: (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with such notations regarding the Restrictions and vesting requirements as the Administrator shall deem appropriate, and upon vesting and satisfaction of the conditions set forth in Section 2(d), the Company shall remove such notations on any such vested Shares in accordance with Section 1(e); or (ii) certificated form pursuant to the terms of Section 1(d) and Section 1(e).

(d)          Escrow.  The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of any certificates representing the Shares until the Restrictions lapse and the Shares become vested Shares; in such event, Participant shall not retain physical custody of any certificates representing unvested Shares issued to him. Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited Shares to the Company as may be required pursuant to the Plan or this Agreement and to execute such documents as the Company or such representatives deem necessary or advisable in connection with any such transfer.

(e)          Removal of Notations; Delivery of Certificates Upon Vesting. As soon as administratively practicable after vesting of any of the Shares pursuant to Section 1(b), the Company shall, as applicable, either remove the notations on the vested Shares issued in book entry form or deliver to Participant a certificate or certificates evidencing the number of vested Shares (or, in either case, such lesser number of Shares as may be permitted pursuant to Section 8 of the Plan).  The vested Shares so delivered shall no longer be subject to the Restrictions.

2.             Restrictions.

(a)          Forfeiture. Notwithstanding anything to the contrary herein or in the Plan, in the event Participant’s employment is terminated for any reason (other than termination by the Company without cause), each unvested Share shall be automatically forfeited as of the effective date of such termination without payment of any consideration by the Company.  For purposes of this Agreement, “Restrictions” shall mean the restrictions on sale or other transfer set forth in Section 2(c) and the exposure to forfeiture set forth in this Section 2(a).

(b)          Lapse of Restrictions.  The Restrictions shall lapse as to vested Shares.

(c)          Unvested Shares Not Transferable. Except as otherwise expressly permitted in Section 7.a. of the Plan, until the Restrictions lapse (and the Shares become “vested Shares”), the Shares (including any shares of common stock of the Company received by Participant with respect to the Shares as a result of stock dividends, stock splits or any other form of recapitalization) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, by operation of law or otherwise (each of the forgoing individually or collectively, a “Transfer”).

(d)          Tax Withholding.  As set forth in Section 8 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Award.  The Company shall not be obligated to deliver any new certificate representing vested Shares to Participant or enter such vested Shares in book entry form unless and until Participant shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the grant or vesting of the Award or the issuance of Shares.

3.             Rights as Stockholder.  Except as otherwise provided herein, upon the Grant Date, Participant shall have all the rights of a stockholder of the Company with respect to the Shares, whether or not vested, but subject to the Restrictions, including, without limitation, voting rights and rights to receive any cash or stock dividends, in respect of the Shares subject to the Award.

4.             General Provisions.

(a)          Section 83(b) Election. Participant acknowledges that the Company has advised Participant of the possibility of making an election under Section 83(b) of the Code with respect to the Award of the Shares and has recommended that Participant consult a qualified tax advisor regarding the desirability of making such an election in light of Participant’s individual circumstances. If the Participant makes an election under Section 83(b) of the Code, Participant hereby agrees to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

(b)          Entire Agreement.  This Agreement, the Letter Agreement and the Plan include the complete agreement and understanding among the parties and supersede and preempts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement, the Letter Agreement and/or the Plan in anyway.

(c)          Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the Restrictions, including the restrictions on Transfer set forth in Section 2(c), this Agreement shall be binding upon Participant and his heirs, executors, administrators, successors and assigns.

(d)          Amendment. The provisions of this Agreement may be amended, modified or waived in a manner materially adverse to Participant only as permitted by the Plan or, if otherwise, with the prior written consent of the Company and Participant.

(e)          No Rights to Continued Employment or Service or to Award.  Nothing in the Plan or in this Agreement shall confer on Participant any right to employment or continued service with the Company, or interfere in any way with the right of the Company to terminate or change the terms of Participant's employment or service at any time.

(f)          Governing Law and Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions.

(g)         Spousal Consent. Participant’s spouse has signed the Consent of Spouse attached to this Agreement as Exhibit A.

(h)         Signatures.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

PAR Technology Corporation

By:	/s/ Paul Eurek,
Paul Eurek, Chairman of the
Compensation Committee

Participant’s Acceptance. The undersigned hereby accepts the grant of the Award described in this Agreement and agrees to the terms and conditions hereof and of the PAR Technology Corporation 2015 Equity Incentive Plan (the “Plan”), and acknowledges receipt thereof.

Date:	May 17, 2017	/s/ Donald H. Foley
Donald H. Foley

EXHIBIT A

CONSENT OF SPOUSE

I, Icy Mariam Foley, spouse of Donald H. Foley, have read and approve the Restricted Stock Award Agreement (the “Agreement”) to which this Consent of Spouse is attached.  In consideration of PAR Technology Corporation’s issuance to my spouse, Donald H. Foley, the shares of common stock of PAR Technology Corporation set forth in the Agreement, I hereby appoint my spouse, Donald H. Foley, as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or in any of the shares of common stock of PAR Technology Corporation issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Date:	May 17, 2017	/s/ Icy Mariam Foley
Signature of Spouse